UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2017
MVP REIT II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	333-205893	47-3945882
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8880 W. SUNSET ROAD SUITE 240, LAS VEGAS, NV		89148
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (858) 369-7959

N/A
(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 31, 2017, MVP REIT II, Inc., a Maryland corporation, or the Company, through a wholly-owned subsidiary of its operating partnership, purchased a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust, or MVP St Louis, for approximately $2.8 million.  MVP St. Louis is the owner of a 2.56-acre, 376-vehicle, commercial parking lot located at 500 South Broadway, St. Louis, Missouri 63103, known as the Cardinal Lot, or the Property, which is adjacent to Busch Stadium, the home of the St. Louis Cardinals major league baseball team.  The Property was purchased by MVP St. Louis from an unaffiliated seller for a purchase price of $11,350,000, plus payment of closing costs, financing costs, and related transactional costs.

Concurrently with the acquisition of the Property, MVP St. Louis obtained a first mortgage loan from Cantor Commercial Real Estate Lending, L.P, or St. Louis Lender, in the principal amount of $6,000,000, with a 10 year, interest-only term at a fixed interest rate of 5.25%, resulting in an annual debt service payment of $315,000, or St. Louis Loan.  MVP St. Louis used the Company's investment to fund a portion of the purchase price for the Property.  The remaining equity portion was funded through short-term investments by Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., both of which are affiliates of MVP Realty Advisors, LLC, the external advisor to the Company, or MVP Realty, pending the private placements of additional beneficial interest in MVP St. Louis exempt from registration under the Securities Act of 1933, as amended.   Each of Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc. and Michael V. Shustek, our Chairman and Chief Executive Officer, provided non-recourse carveout guaranties of the loan and environmental indemnities of St. Louis Lender.

Also concurrently with the acquisition of the Property, MVP St. Louis, as landlord, entered into a 10 year master lease, or St. Louis Master Lease, with MVP St. Louis Cardinal Lot Master Tenant, LLC, an affiliate of MVP Realty, as tenant, or St. Louis Master Tenant.   St. Louis Master Tenant, in turn, concurrently entered into a 10 year sublease with Premier Parking of Missouri, LLC.  The St. Louis Master Lease provides for annual rent payable monthly to MVP St. Louis, consisting of base rent in an amount to pay debt service on the St. Louis Loan, stated rent of $414,000 and potential bonus rent equal to a share of the revenues payable under the sublease in excess of a threshold.  The Company will be entitled to its proportionate share of the rent payments based on its ownership interest.  Under the St. Louis Master Lease, MVP St. Louis is responsible for capital expenditures and the St. Louis Master Tenant is responsible for taxes, insurance and operating expenses.

As a beneficial owner in MVP St. Louis, the Company is a party and subject to the Amended and Restated Trust Agreement of MVP St. Louis, which provides that the Company and other beneficial owners will have no voting rights.  At the same time, MVP Realty indirectly owns the signatory trustee of MVP St. Louis, MVP St. Louis Cardinal Lot Signatory Trustee, LLC, or St. Louis Signatory Trustee, which manages the operations of MVP St. Louis, and is the indirect owner of St. Louis Master Tenant, which controls the operation of the Property as landlord under the sublease. In connection with the Company's purchase, MVP Realty earned an acquisition fee of approximately $130,000 representing 2.25% of the Company's acquisition cost.

In connection with the private placements of the remaining beneficial interests in MVP St. Louis, an affiliate of MVP Realty, MVP American Securities, LLC, in its capacity as dealer-manager, will receive (i) a dealer manager fee equal to 4.0% of the offering proceeds, of which up to 1.5% may be re-allowed to the selling group as a non-accountable due diligence allowance; and (ii) commissions of up to 6.0% of the offering proceeds as compensation, which may be re-allowed to the selling group.   The sponsor of MVP St. Louis, an affiliate of MVP Realty, will be entitled to a sponsor fee of approximately $255,000, or 2.0% of the Total Investment Cost (3.78% of the maximum offering amount) for the Property, payable out of the offering proceeds.  The sponsor also estimates organization and offering expenses equal to 2.59% of the offering proceeds.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP REIT II, INC. (Registrant)

Date: June 8, 2017	By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer